Exhibit 10.20

SCIENTIFIC ADVISORY BOARD
CONSULTING AGREEMENT

This consulting agreement (the "Agreement") is made and entered into as of the 17th day of March, 2008 (the "Effective Date") by and between ORGANOVO, INC., a company formed under the laws of Delaware (the "Company"), located at 11996 Darlington Ave., Los Angeles, CA, and David Mooney, Ph.D. (the "Advisor"), an individual residing at 27 Powers Road, Sudbury MA 01776.

RECITAL

The Company desires to engage individuals with scientific expertise to serve on its scientific advisory board to advise the Company regarding any of its products under development. Advisor has the requisite expertise and is willing to serve as a member of the Company's scientific advisory board.

AGREEMENT

In consideration of the foregoing and the mutual promises and covenants contained in this Agreement, the Company and Advisor agree to the following:

1. Engagement of Services; Compensation.

1.1 The Company hereby appoints Advisor as a member of its Scientific Advisory Board ("SAB"). Advisor's consultation with the Company will involve the field of tissue engineering and regenerative medicine (the "Field"), and requires the application of unique, special and extraordinary skills and knowledge that Advisor possesses in the Field. The SAB is expected to meet at least four times per year, with at least one of those meetings to be attended in person by the Advisor.

1.2 Advisor agrees to serve as a member of the Co mpany's SAB, meeting with Company employees, consultants and other SAB members, reviewing and analyzing product specific data in the Field, assisting the Company in evaluating certain product opportunities, and providing scientific and technical advice in the Field, at times and places designated by the Company, including a reasonable amount of informal consultation over the telephone, all as may be requested by the Company from time to time during the term of this Agreement (the "Services"). Advisor will perform the foregoing Services for the Company in accordance with good scientific practices.

1.3 The Company will compensate Advisor for the provision of Services in accordance with the compensation and expense reimbursement schedule set forth in Exhibit A.

2. Recognition of Institution Affiliation.

The Company acknowledges that Advisor is an employee of Harvard University located at Holyoke Center, 1350 Massachusetts Avenue, Cambridge MA 02138 (the "Institution") and is subject to the Institution's policies, including policies concerning consulting, conflicts of interest and intellectual property. The Company acknowledges that, to the extent that such policies conflict with the terms of this Agreement, Advisor's obligations under the Institution's policies take priority over the obligations Advisor has by reason of this Agreement; provided, however, that Advisor will advise the Company if Advisor is required by the Institution, pursuant to applicable guidelines or policies, to make any disclosure or take any action that conflicts with the Services to be provided by Advisor hereunder or that is otherwise contrary to the terms of this Agreement. i

3. Proprietary Information.
3.1 Advisor may disclose to the Company any information that Advisor would normally freely disclose to other members of the scientific community at large, whether by publication, by presentation at seminars, or in informal scientific discussions. Notwithstanding the foregoing, Advisor will not disclose to the Company information that is proprietary to the Institution or in violation of existing relationships and is not generally available to the public.

3.2 During the term of this Agreement, Advisor may receive, otherwise be exposed to or generate information relating to patents, trade secrets, technology and the business of the Company or third parties (collectively, "Proprietary lnformation"). ·By way of illustration, but not limitation, Proprietary Information includes inventions, developments, designs, applications, improvements, modifications, trade secrets, formulae, ideas, know- how, methods or processes, discoveries, techniques, analyses and data (hereinafter collectively referred to as "Inventions"), information regarding plans for research, development, new produ9ts, marketing and selling business plans, budgets and unpublished financial statements, licensees prices and costs, suppliers and customers, and information regarding the skills and , compensation of employees of the Company or third parties.

3.3 Notwithstanding Section 3.2, Proprietary Information will not include information generated by Advisor, alone or with others, unless the information is generated in the performance of Services or with the use of information received by Advisor in connection with this Agreement. Further, Proprietary Information will not include information that was (i) in the public domain at the time acquired by Advisor, (ii) acquired by Advisor from others who, at the time such information was acquired by Advisor, were not subject to a confidentiality agreement with the Company, or who otherwise had a legal right to disclose the information to Advisor, (iii) already in the possession of Advisor prior to the date of its disclosure by the Company, or (iv) becomes public domain at any time through no action of the Advisor.

3.4 Advisor agrees that (a) all Proprietary Information received or to which Advisor is exposed pursuant to this Agreement or in connection with the Services is the sole property of the Company or the applicable third party, (b) all Proprietary Information generated by Advisor in the performance of Services or with the use of information received by 'Advisor in connection with this Agreement, whether or not patentable or registrable under copyright law, will be the sole property of the Company, and (c) the Company or the applicable third party will be the sole owner of intellectual property and other rights relating to such Proprietary Information.

4. Recognition of Company's Rights; Nondisclosure.

4.1 During the term of this Agreement and after its termination, Advisor will keep in strictest confidence and trust all Proprietary Information. Advisor will not use or disclose to any third party Proprietary Information or anything related to such information without the prior written consent of the Company, unless such actions are required in the ordinary course of performing Services for the Company pursuant to this Agreement. Advisor agrees not to reproduce Proprietary Information in any format, except as necessary for Advisor's performance of Services.

4.2 Advisor agrees not to disclose, without the prior written consent of the Company, the terms and conditions under which Advisor will provide Services under this Agreement.

5. Assignment and Enforcement of Proprietary Rights.

5.1 Advisor agrees to disclose and assign to the Company, and hereby assigns to the Company, Advisor's entire right, title and interest in and to any and all Inventions in the Field generated as a result of, or based upon information received during, the performance of Advisor's obligations under this Agreement (the "Field Inventions"). Advisor understands and agrees that all Field Inventions are the sole property of the Company.

5.2 Advisor will assist the Company in obtaining and enforcing patents and other intellectual property rights claiming or relating to Field Inventions. Advisor further agrees to execute, verify and deliver such documents and perform such other acts for the Company which are necessary to apply, obtain, sustain, and enforce such patents and other intellectual property rights and protections on Field Inventions. Advisor's obligation to assist the Company as described in this Section 5.2 will continue beyond the termination of this Agreement.

5.3 If the Company is unable, after reasonable effort, to secure Advisor's signature on any document needed to apply for, prosecute or defend any patent or other intellectual property right or protection relating to a Field Invention, Advisor hereby .designates and appoints the Company and its duly authorized officers and agents as Advisor's agent and attorney in fact to execute, verify and file applications, and to do all other lawfully permitted acts necessary to protect the Company's intellectual property rights in Field Inventions with the same legal force and effect as if executed by Advisor.

6. Services to Third Parties.

The Company understands that the Advisor is a consultant to other companies engaged in the discovery, development and commercialization of tissue engineering products. The Company understands that the Advisor will conduct collaborations with academic institutions in the field. The Advisor may continue the affiliations in these areas within the confines of confidentiality regarding intellectual property of all concerned. However, the Advisor will not provide consulting or other services to any parties with respect to the products or compounds listed in Exhibit B, excepting academic collaborations conducting research only, which are exempt from this restriction so long as they are not intended to advance the commercialization of products or compounds listed in Exhibit B.

7. No Conflicting Obligation.

7.1 Advisor represents that Advisor's performance of all of the terms of this Agreement and the performance of Services for the Company do not and will not breach or conflict with any agreement with any third party, including an agreement to keep in confidence any proprietary information of another entity acquired by Advisor in confidence or in trust prior to the date of this Agreement.

7.2 Advisor hereby agrees not to enter into any agreement that conflicts with this Agreement. Absent a conflict of interest and except as set forth in Section 6, Advisor is free to provide services to any other entity during the term of this Agreement.

8. No Improper Use of Materials.

Advisor agrees not to bring to the Company or to use in the performance of Services any materials or documents of a present or former employer of Advisor, or of Advisor's employees, or any materials or documents obtained by Advisor under a binder of confidentiality imposed by reason of another of Advisor's contracting relationships, unless such materials or documents are generally available to the public or Advisor has authorization from such present or former employer or client for the possession and unrestricted use of such materials. Advisor understands that Advisor is not to breach any obligation of confidentiality that Advisor has to present or former employers and agrees to fulfill all such obligations during the term of this Agreement.

9. Independent Contractor.

The Company and Advisor agree that Advisor is an independent contractor and not an agent or employee of the Company. Advisor has no authority to act on behalf of the Company or obligate the Company by contract or otherwise. Advisor understands that Advisor will not be eligible for any employee benefits. The Company will not make deductions from Advisor's fees for taxes; therefore, the payment of any taxes related to Advisor's provision of Services under this Agreement will be the sole responsibility of Advisor.

10. Term and Termination; Effect of Termination.

10.1 The term of this Agreement will commence on the Effective Date and will continue for four (4) years or until terminated as provided herein. Either party may terminate this Agreement at will upon thirty (30) days' written notice to the other.

10.2 Upon the expiration or termination of this Agreement, each party will be released from all obligations and liabilities to the other occurring or arising after the date of such termination, except that the provisions under Sections 3, 4, 5, 6, 8, 10, and 11 will survive the expiration or termination of this Agreement, and any such expiration or termination will not relieve Advisor or the Company from any liability arising from any breach of this Agreement.

10.3 Upon any expiration or termination of this Agreement, Advisor will promptly deliver to the Company all documents and other materials containing or pertaining to any Proprietary Information pertaining to the Company or the Services in Advisor's possession. Advisor will not retain copies of any such documents or other materials after termination of this Agreement.

11. Miscellaneous.

11.1 Assignment. The rights and liabilities of the parties hereto will bind and inure to the benefit of their respective successors, assigns, heirs, executors and administrators, as the case may be; provided, however, that Advisor may not assign or delegate Advisor's obligations under this Agreement either in whole or in part without the prior written consent of the Company. Any purported or attempted assignment in violation of this Section 11.1 will be null and void.

11.2 Legal and Equitable Remedies. Because Advisor's services are personal and unique and because Advisor may have access to and become acquainted with the Proprietary Information of the Company, the Company will have the right to enforce this Agreement and any of its provisions by injunction, specific performance or other equitable relief without prejudice to any other rights and remedies that the Company may have for a breach of this Agreement.

11.3 Governing Law. This Agreement will be governed by the laws of the State of Delaware without regard to the conflicts of laws provisions that would require the application of the laws of a different jurisdiction.

11.4 Severability. If any provision of this Agreement is found by a court of competent jurisdiction to be unenforceable, then such provision will be construed, to the extent feasible, so as to render the provision enforceable, and if no feasible interpretation would save such provision, it will be severed from the remainder of this Agreement. The remainder of this Agreement will remain in full force and effect, unless the severed provision is essential and material to the rights or benefits received by either party. In such event, the parties will negotiate, in good faith, and substitute a valid and enforceable provision or agreement that most nearly implements the parties' intent in entering into this Agreement.

11.5 Complete Understanding; Modification. This Agreement, together with Exhibits A and B which are attached hereto and incorporated herein, constitutes the final, exclusive and complete understanding and agreement of the parties hereto and supersedes all prior understandings and agreements. This Agreement is entered into without reliance upon any representation, whether oral or written, not stated herein. Any waiver, modification or amendment of any provision of this Agreement will be effective only if in writing and signed by Advisor and a Company officer.

11.6 Use of Name. The Company may use Advisor's name, and in doing so may cite Advisor's relationship with the Institution, so long as any such usage (i) is limited to reporting S factual events or occurrences only, and (ii) is made in a manner that could not reasonably constitute an endorsement of the Company or of any Company program, product, or service. Notwithstanding the foregoing, the Company will not use Advisor's or the Institution's name in any press release, or quote Advisor in any company materials, or otherwise use Advisor's name or the Institution's name in a manner not specifically permitted by the preceding sentence, unless in each case the Company obtains in advance the written consent of Advisor or the Institution, as the case may be.

11.7 Status of the Institution. Advisor and the Company acknowledge that (a) Advisor is entering into this Agreement in his/her individual capacity and not as an employee or agent of the Institution, and (b) the Institution is not a party to this Agreement and has no liability or obligation hereunder.

11.8 Counterparts. This Agreement may be executed in two (2) or more counterparts each of which will be deemed an original, but all of which together will constitute one (1) and the same instrument.

11.9 Waiver. No provision of this Agreement can be waived except by the express written consent of the party waiving compliance. Except as specifically provided for herein, the waiver from time to time by either party of any of its rights or its failure to exercise any remedy will not operate or be construed as a continuing waiver of same or of any other of such party's rights or remedies provided in this Agreement.

11.10 Notices. Any notices required or permitted hereunder will be given to the appropriate party at the address specified below or at such other address as the party will specify in writing. Such notice will be deemed given upon personal delivery to the appropriate address or sent by certified or registered mail, three days after the date of mailing.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the Effective Date.

ORGANOVO,INC.		ADVISOR

By:	/s/Keith Murphy	By:	/s/ David Mooney
Title:	CEO	Printed Name:	David Mooney
		Address:	27 Powers Rd.
Sudbury, MA 07776

EXHIBIT A

COMPENSATION

Restricted Stock:

Subject to the approval of the Company's Board of Directors, Advisor will be granted 325 shares of the Company's common stock pursuant to Company's 2008 Equity Incentive Plan (the "Stock"). The Stock will vest 25% on the first anniversary of the Effective Date and in equal quarterly installments over the following three years; provided in each case that this Agreement has not been terminated as of such vesting date. The Stock will be issued pursuant to and its vesting will be governed by a Restricted Stock Agreement in a form provided by the Company.

Direct Compensation:

The Advisor will be additionally compensated at the rate of$14,000 per year for a maximum of four years. The amount will be payable semi-annually in installments of$7,000 twice per year. The first installment due date will be on the date the company receives debt or equity financing in the amount of$150, 000 or greater, provided that in no case will the first installment due date be earlier than six (6) months or later than eleven (11) months subsequent to the Effective Date of this agreement. The later installment due dates will occur on the date twelve (12) months following the Effective Date and every six (6) months thereafter. In no case will more than eight

(8) installments or $56,000 total be construed to be due under this agreement.

Upon termination of this agreement by either party prior to four years subsequent to the Effective Date of this agreement, a partial portion of one installment will be calculated to be due based upon proration from the date of the previous installment due date to the date of termination of the agreement. This prorated installment will be due six (6) months subsequent to the previous installment due date. No subsequent installments will be due, and the partial installment will be considered sufficient consideration to terminate the agreement.

Expense Reimbursement:

The Company will reimburse Advisor any travel and other reasonable out-of-pocket expenses incurred in performing the Services under the terms of the Agreement pursuant to the Company's standard policies. Such reimbursement will be delivered within 180 days of a reasonable accounting of expenses being provided to the Company by the Advisor.

EXHIBITB

PRODUCTS

Tissue engineered blood vessels for transplant or graft use in conditions of Coronary Artery Disease, Peripheral Artery Disease, hemodialysis patients (arteriovenous shunt for dialysis access), or other conditions.